Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in the registration statement on Form S-1 (No. 333-221842) (the “Registration Statement”) of SPDR® Gold MiniShares Trust (formerly known as The Gold Trust), a series of World Gold Trust (formerly known as World Currency Gold Trust), of our report dated November 29, 2017, with respect to the statements of financial condition and schedules of investments of World Gold Trust, combined in total and for SPDR® Long Dollar Gold Trust (the “Fund”), a series of World Gold Trust, as of September 30, 2017 and the related statements of operations, cash flows and changes in net assets, combined in total and for the Fund, for the period January 27, 2017 (commencement of operations) to September 30, 2017, which report appears in the September 30, 2017 Annual Report on Form 10-K of SPDR® Long Dollar Gold Trust and World Gold Trust. We also consent to the use of our report dated November 30, 2017, with respect to the statement of financial condition of The Gold Trust, a series of World Gold Trust, as of September 30, 2017, included in the Registration Statement, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

New York, New York

June 13, 2018